[PEBO] - Peoples Bancorp Third Quarter 2016 Earnings Webcast
Tuesday, October 25, 2016, 11:00 AM ET

Officers
Charles Sulerzyski; President, CEO
John Rogers; EVP, CFO, Treasurer

Analysts
Scott Siefers; Sandler O'Neill & Partners
Michael Perito; KBW
Daniel Cardenas; Raymond James

Presentation

Operator: Good morning, and welcome to Peoples Bancorp conference call. My name is Rocco, and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter and nine months ended September 30th, 2016.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions)

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact, and timing of the implementation of business strategies, including the system upgrade, the successful integration of acquisitions, and the expansion of consumer lending activity, the competitive nature of the financial services industry, the interest rate environment, the effect of federal and/or state banking, insurance, and tax regulations, and changes in economic conditions and/or activities.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations.

However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' third quarter 2016 earnings release was issued this morning and is available at PeoplesBancorp.com under the Investor Relations tab.

A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 minutes of prepared commentary followed by a question-and-answer period which I will facilitate.

An archived webcast of this call will be available on PeoplesBancorp.com in the Investors Relation section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Rocco. Good morning, and thanks for joining us for a review of our third-quarter results.

During the third quarter, we have demonstrated the strength in our core performance. We have met or exceeded several of our objectives, while devoting a large amount of resources to the November system upgrade.

We have been able to maintain net interest income and margin, gain momentum in fee-based revenues, and continue our focus on reducing expenses.

Net income declined slightly for the third quarter of 2016, and was $7.8 million or $0.43 per diluted share. The decrease was largely attributed to the system upgrade cost of $423,000 for the quarter, totaling $513,000 so far this year.

These costs are less than half of the $1.4 million that we expect to incur during 2016.

Earnings per diluted share, excluding the system upgrade cost, grew to $0.45 per diluted share through the third quarter.

Noninterest income grew $1.2 million or 9%, compared to the linked quarter. This growth was driven by increases in most categories. Noninterest income for the nine months of 2016 grew 10% compared to 2015.

Electronic banking income was the largest contributor, while commercial loan swap fee income, bank-owned life insurance income, and trust and investment income also grew meaningfully compared to the prior year.

Noninterest expenses grew 1% during the third quarter of 2016, and were essentially flat when adjusted for noncore charges, compared to the linked quarter.

Although the number of full-time equivalent employees declined during the quarter, salaries and employee benefits increased due to higher performance-based incentive compensation and increased medical cost.

As previously mentioned we recognized $423,000 of system upgrade cost during the third quarter, compared to $90,000 in the second quarter of 2016.

Professional fees declined during the third quarter of 2016, and were mostly related to reduced legal expenses and the timing of certain professional services.

Noninterest expenses for the nine months of 2016, decreased $8.2 million or 9%, compared to 2015. However, when adjusted for noncore charges, noninterest expenses increased 2% compared to the first nine months of 2015.

Most of the increase was due to the full nine months of operating expenses related to the NB&T acquisition that occurred in March of 2015.

We noted last quarter that we have closed one branch. On December 30th, 2016, we will close two additional branches. We will continually monitor our branch network to maximize efficiencies, while still being able to deliver exceptional products and services to clients.

The efficiency ratio adjusted for noncore charges was 63.3% in the third quarter of 2016, compared to 64.9% in the linked quarter and 65.3% in the third quarter of 2015.

Year to date, the efficiency ratio adjusted for noncore charges was 64.1%, compared to 68.5% in 2015.

We were able to generate positive operating leverage for all periods. Total revenue growth exceeded growth in noninterest expenses by at least 2% in each of the comparative periods.

We remain committed to growing revenues faster than expenses and we believe we will achieve this for the full year of 2016, compared to 2015.

Period-end loan balances grew $40.4 million, or 8% annualized, compared to June 30th, 2016.

Unlike prior quarters, this growth was more evenly split between commercial and consumer balances. Commercial loan balances increased $23.7 million, while indirect loans provided $23.2 million of consumer growth during the quarter.

Commercial loan growth was funded late in the quarter and, therefore, did not have a meaningful impact on the average balances for the third quarter.

Once again indirect lending provided annualized growth of 45% for the quarter compared to June 30th, 2016. The growth in the indirect lending was the result of diversification in the portfolio beyond just automobile loans, as well as the expanded footprint over the recent years in southeast and northeast Ohio.

We are pleased with the continued strong growth in indirect lending, however, we do not expect this rate of growth in the future. We plan to see continued balanced growth between commercial and consumer loans in the portfolio.

Net charge-offs for the first nine months of 2016, were essentially flat compared to 2015, and were nine basis points as a percentage of average loans for 2016.

Nonperforming assets increased to 0.72% of total assets, while the allowance for loan losses increased to $18.2 million at September 30th, 2016.

The increase in nonperforming assets was largely due to a single commercial real estate loan that was placed on nonaccrual status during the third quarter.

Criticized loans showed continued improvement in the third quarter and declined $7.9 million, while classified loans were relatively flat compared to the second quarter.

Provision for loan losses increased during the quarter, while the allowance for loan losses as a percent of originated loans net of deferred fees and cost, declined slightly to 1.13%, compared to 1.16% at June 30th, 2016.

I will now turn the call over to John to provide additional details around net interest income and margin, noninterest income, balance sheet, and capital activities.

John Rogers: Thanks, Chuck. Net interest income declined slightly during the quarter, mostly due to lower income from investment securities.

Net interest margin was 3.54% for the third quarter compared to 3.57% in the second quarter and 3.55% a year ago. Year to date, net interest income increased 9%, while net interest margin increased to 3.55%, compared to 3.49% in 2015. Recent loan growth and the full-year impact of NB&T, coupled with reduced cost of deposits and borrowings, has driven the increase in net interest income and margin.

Accretion income net of amortization expense from acquisitions declined during the quarter to $801,000, compared to $886,000 in the second quarter and $1.4 million in the third quarter of 2015.

This reduction was driven by lower accretion income from the runoff of the acquired portfolios, as we had expected. Year to date, accretion income was $2.6 million compared to $3.6 million in 2015.

Noninterest income comprised 34% of total revenue during the third quarter compared to 32% in the second quarter.

Commercial loan swap fee income more than doubled during the quarter and was $569,000 compared to $263,000 in the second quarter.

As we mentioned last quarter, we made additional investments in bank-owned life insurance, which drove the higher income during the third quarter.

Overdraft and non-sufficient funds fees led to an increase in deposit account services compared to the second quarter of 2016.

Electronic banking income grew 8% during the quarter, and it related to the increased consumer debit card activity, while mortgage banking income increased 61% due to higher mortgage loan originations during the third quarter.

Year to date, noninterest income increased 10% and was 33% of total revenue in 2016 and 2015.

Electronic banking income and trust and investment income increased 20% and 11%, respectively, from 2015.

We recorded higher commercial loan swap fee income as we have seen most of the year, which totaled $997,000 for the first nine months of 2016, compared to $284,000 in 2015.

The investment securities portfolio was 25% of total assets at September 30th, 2016, compared to 26% at June 30th, 2016. This decrease was the result of principal pay downs on investment securities outpacing the reinvestment of cash into the portfolio, coupled with declines in market values due to higher rate environment at the end of this quarter.

Investment security yields also declined five basis points for the quarter to 2.68% and year to date was 2.71%, compared to 2.76% in 2015.

Period-end core deposits, which exclude $423.6 million of CDs, increased 3%, or $58.6 million from the linked quarter. This increase was mostly due to higher noninterest-bearing deposits, driven largely by a single customer maintaining a higher balance than normal at September 30th, 2016.

Compared to year end, core deposits increased $98.8 million, or 5%. This increase was driven by all core deposit categories and was led by noninterest-bearing deposits, which increased $27.5 million. Noninterest-bearing deposits were 29% of the total deposits at September 30th, 2016, an increase from 28% at June 30th, 2016 and year end.

For the first nine months of 2016, our net core DDA accounts grew an annualized rate of 2.7%, compared to 2.4% for the full 12 months of 2015.

We were able to reap the benefits of actions taken during the second quarter restructure of our borrowings, as our borrowings cost declined nine basis points from the second quarter, to 1.61%.

Our capital position improved during the quarter, as our tangible equity to tangible assets ratio increased three basis points to 9.13% at September 30, 2016, compared to the linked quarter.

This ratio also increased 44 basis points from year end and was 25 basis points higher than at September 30th, 2015.

Our tangible book value per share was $16.14 at September 30th, 2016, compared to $15.93 at June 30th, 2016, and has improved over $14.86 a year ago.

We continue to maintain capital levels higher than well-capitalized status and our capital ratio has improved slightly compared to June 30th, 2016.

At September 30th, 2016 our common equity tier one capital ratio was 13.04%, our tier one capital ratio was 13.34%, and our total risk-based capital ratio was 14.24%.

We are committed to our return for investors and are pleased to have announced earlier today that we increased our quarterly dividend to shareholders to $0.17 per share.

We will continue to consider repurchasing common shares as opportunities arise through the remainder of the year.

Now I will turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John. For the last several months, we have been working on the system upgrade, training our associates, and providing information to our clients related to the upgrade.

We are pleased with the progress we have made. We believe over time this upgrade will provide enhanced product offerings and capabilities to our clients, operations, and customer-facing teams.

We hope to have as little disruption to service as possible during the transition for our clients.

We anticipate $1.4 million of total one-time costs related to our system upgrade and expect to record approximately $900,000 in the fourth quarter.

During 2016, we are continuing to see the benefits of our prior acquisitions, as demonstrated by consistent loan and fee income growth. Additionally, we have enhanced our ability to control operating expenses.

For the remainder of 2016, we still anticipate point-to-point loan growth of 6% for the year. The growth in the third quarter was promising and will help us achieve this metric.

We will remain resolute in managing our credit quality as we grow our loan portfolio.

We expect to generate positive operating leverage for the full year of 2016.

While we are pleased with our growth in noninterest income for the quarter, we do not expect additional increases in noninterest income during the fourth quarter. We also do not expect the commercial loan swap fee income to continue at the third-quarter pace .

We believe that our adjusted efficiency ratio will remain in the 65% range, unchanged from our previous guidance.

As we have noticed in the third quarter, the compression of our net interest margin is leading us closer to the guidance we have provided during the year, as we still expect to be in the low 3.50s for the full year.

We also believe net charge-offs will be in the low end of our 20 to 30 basis points historic rate for 2016.

Some early thoughts on 2017, which we will update during our fourth-quarter call in January, we expect point-to-point loan growth of 5% to 7%. We expect an increase in credit costs in 2017, as we do not expect to replicate the levels of recoveries experienced in 2016.

Net interest margin is targeted to range from 3.45% to 3.50%.

Fee-based revenue growth is expected to be between 3% and 5%.

We expect the as-reported expense growth to be between 1% and 3% for 2017.

Our targeted efficiency ratio for 2017 is below 65%.

Given the rebound in our stock price and the system upgrade being behind us, we believe there is a potential for a bank acquisition in the coming year. We are still working on acquisition opportunities within our insurance and trust and investment businesses.

We will continue to be diligent with maintaining our core principles as we grow our business, while building long-term shareholder value.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q&A session is John Rogers, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers

Operator: And thank you, sir. We will now begin the question-and-answer session. (Operator Instructions) Scott Siefers of Sandler O'Neill and Partners.

Scott Siefers: Chuck, I was just hoping you could spend a quick second talking about the commercial real estate credit or credits that led to just the higher non-accruals in the third quarter. Just curious sort of your sense for, I guess level of concern, loss potential, et cetera.

Chuck Sulerzyski: Yes, sure. The additional real estate that went into the non-accruing category was related to a previously discussed nursing home operator.

We do not expect to have losses. If there were losses on this addition, the dollar value of those losses, net against the accrual that we have against it, would be de minimis. So not really material.

We continue to feel good about the portfolio and continue to feel good about this nursing home operator in terms of, if you remember, it got delays in filings from the state and was slow out of the blocks, and the census continues to build and they continue to make progress. So from our perspective not an issue.

Scott Siefers: Okay, good. So since this is one that we've discussed previously, I think that removes a lot of the concern. It seems like this is probably more a transitory issue then, than anything else. That's helpful color.

And then separately, John -- John and Chuck, appreciate the guidance or the early look at next year.

Just curious if you guys have embedded any rate hikes into your expectations or sort of how you're thinking about overall rate sensitivity at this point.

John Rogers: Yes. We're still slightly asset sensitive in that position with some of the [maneuvers] we made in borrowings, we're a little bit more than we were before, but not much.

And our projections basically assume one rate hike in December. Kind of the consensus market data that we use would say that, and that's what we've gone with for the purposes of our 2017 budget.

So nothing in 2017, just the one I think that the markets are basically saying is going to happen in the December meeting.

Scott Siefers: Okay. All right. That's great. Thank you guys very much.

Operator: Michael Perito of KBW.

Michael Perito: A few questions for me, maybe starting one on the efficiency ratio and kind of the expense picture.

What are you guys looking at now? I mean, is there anything else in terms of maybe the branch network or FTEs to help maybe net net reduce some expenses? Or at this point now, I mean, is everything pretty much moving in the up direction?

Chuck Sulerzyski: I think over time we still have opportunities to trim the branch network. We continue to look at that, and that's an ongoing process.

In terms of FTEs, the system upgrade that we are going through will give us some opportunities at some efficiencies going forward. So we see that as an opportunity.

And our headcount's about 799 at the end of the quarter, and that's down from 847, I think, at the end of the first quarter of 2015. So, obviously, we've been working at it and will continue to work at it.

Michael Perito: And is this something, I mean, should we be thinking about something where you guys come out and announce several branch closures or something like a form of like some type of expense initiative, or is this more kind of one-offs as we move through 2017?

Chuck Sulerzyski: I think it's business as usual. I think it's the environment that we're in. There's relatively low, low loan demand, relatively low spread. You've got to work really hard to take business away from the guys across the street and we've got to work really hard to run a more efficient company.

And the management team is dedicated to doing both sides of the equation, growing the revenue and managing the expenses.

But you will not see us come out with a grand announcement. [We're] incorporating it into day-to-day activities.

Michael Perito: Okay. Thanks. And then maybe a question on the consumer, the indirect growth you guys have seen. Can you maybe tell us a little bit more about some of the new non-auto products you guys are offering now?

And then also, I mean, it seems like the charge-offs on the consumer book were up in the third quarter. Obviously, you guys have seen strong growth there. So maybe just talk some about the dynamics of that portfolio as you continue to grow it.

Chuck Sulerzyski: Yes, sure. First off, we have been doing motorcycles and all-terrain vehicles for a while. So it's not necessarily new for us. It's just something that we see more opportunity in from a margin standpoint, from a credit quality standpoint. Perhaps, I fear to say this, but perhaps a hair less competitive than the auto business itself.

So that's really what our focus has been on, growing that business faster than the auto business, and we've been able to do that.

Michael Perito: And is there any comment on the increasing charge-offs? I guess on the quarter, was there any specific items that drove that or -- ?

Chuck Sulerzyski: No. I think that number has bounced around a little bit from a year-to-date standpoint, 56 basis points. We're comfortable with that.

We continue our new bookings in terms of average FICO scores for the third quarter. It was 728, which is the highest that we've had.

We continue to see upward migration in the quality of the stuff that -- we continue to see the improving quality in the book of what it is that we're able to put on. And so we're optimistic and confident.

John Rogers: Yes, Mike, it's John. Our recent trends, too, over the last couple months is showing improving delinquencies and that. So I think part of this third quarter charge-off just relates to the growth that we've seen.

Of course, we would expect next year to be higher, I think overall charge-offs, given the fact that the portfolio's grown so much, right. So on a percentage basis, though, hopefully it's somewhat similar.

Michael Perito: Okay. Thanks. And then one last one for me. Just appreciate the outlook commentary, Chuck, on M&A.

Obviously, on the non-bank side, you guys have been kind of pretty consistent there.

I guess on the bank side, just curious to kind of hear your thoughts. I mean, we've seen a couple deals in the Ohio, general Ohio landscape where pricing seems to have been rising. And it does seem like there's potentially some kind of organic disruption that you guys might be able to take advantage of with some of the other larger acquisitions that have occurred.

So just kind of curious maybe a little bit deeper dive into how you kind of see the bank M&A environment evolving over the next 12 months for you guys and if there are other opportunities on the maybe hiring lenders or just picking up new clients from some of the other dislocation.

Chuck Sulerzyski: Yes, yes, and yes. I'll try to answer some of those. We are working at picking up on some of the market disruption. We are actively hiring lenders and have been for a number of years, and see that as a very attractive way of growing.

In terms of acquisitions, our highest priority is to find something that helps in the current footprint where we perhaps could have some cost takeout opportunities.

We also, from a market expansion standpoint, if we were to expand, we see some of the opportunities in Kentucky as attractive, in particular Louisville and Lexington.

We do compete and go into Cincinnati and Columbus and Cleveland. And, obviously, there are some strong competitors domiciled in each of those towns, where Louisville is a little bit more wide open.

But if we do a deal, great. We'll do it at a price that makes sense for us. If we get to the end of next year and we haven't done a deal, I'm not going to be disappointed.

So we want to be selective. We want to find opportunities that help us from a delivery standpoint.

Michael Perito: Okay, great. Appreciate your time. Thanks for taking my questions.

Operator: (Operator Instructions) Daniel Cardenas of Raymond James.

Daniel Cardenas: Just a couple questions going back to the loan portfolio. As I look at your indirect, your consumer indirect, you're at about 11% of total loans. Is there kind of a hard line in the sand that you won't cross in terms of percentage of total loans?

Chuck Sulerzyski: We have a way to run there. We kind of look at it more from a percentage of assets standpoint. But if you want to do it on a total loan standpoint, it's somewhere in the high teens, Dan. So we have a way that we could go still.

I think that we get more comfortable with the indirect portfolio. Piggybacking on the earlier question, 21% of what we originated last quarter was non-auto. And so it's not just auto.

And then when you look at the auto, we're originating more used auto than we are new auto, which is not quite as price insane as some of the new auto is.

So we remain optimistic. I know that the growth rates are huge. Keep in mind we're expanding a footprint here. NB&T, five years before we acquired them, had a $75 million indirect book. When we acquired them, they had no indirect book. They had gotten out of the business.

And we're trying to put that back together, as well as covering parts of our franchise that were not previously covered. So some of this growth is the benefit of a relatively small denominator.

Daniel Cardenas: Okay. Fair enough. And then looking at the commercial growth that you saw this quarter, geographically, which markets did that come from?

Chuck Sulerzyski: I mean, it's pretty widely covered. We had some good business in the west, some good business up north, and some good business in our legacy franchise.

Which, actually, I like the question because that's an unusual answer. It's usually one area's doing really well and everybody else is kind of quiet. But that was kind of a nice quarter for us. We had good wins all over.

Daniel Cardenas: Okay. And then in terms of just competitive factors, I mean, are you seeing increased competition from the larger organizations or not necessarily so?

Chuck Sulerzyski: I would say that the environment is pretty much as it has been. It is competitive.

We tend to get more of our business from the larger organizations. If you look at the small community banks are not really able to do that much.

If you look at the, I don't know what you want to call -- mid-tier banks, but like a Park or a WesBanco or United, we all try to take each other's customers.

But truthfully, I think we all do a pretty good job and there really isn't much business going back and forth between that level.

But I think all of us are surviving off of the larger institutions that are in Ohio and Kentucky and West Virginia.

Daniel Cardenas: Okay. And then just changing gears to the provision that you took this quarter. How much of that was related to the charge-offs and how much of that was related to just pure growth?

Chuck Sulerzyski: About $500,000 of it was related to the charge-off and the rest of it was related to the growth.

Daniel Cardenas: Okay. Good. And then in the expense, your salary and benefit expenses, you said you saw an increase in medical cost. Is that expected to kind of subside in Q4, assuming everyone stays healthy?

Chuck Sulerzyski: Well, if you guarantee their healthiness, I'll guarantee the medical cost. But, yes, let's hope they all stay healthy.

John Rogers: Traditionally we've seen the third quarter being the highest over the last couple years, and it's a little bit less in the fourth quarter. But as Chuck mentioned, I don't think we can guarantee that.

Daniel Cardenas: Right, right, right. And then just general reminder, what's left in your stock repurchase program?

Chuck Sulerzyski: 15 million shares. Dollars.

John Rogers: Dollars.

Chuck Sulerzyski: $15 million. I've lost all credibility there. But if something happened in the market and the stock dipped, we'd buy. But at this price --

John Rogers: (Inaudible) and we have a plan, but it would --

Daniel Cardenas: Right. [There could] --

John Rogers: -- at this price --

Daniel Cardenas: -- be more --

John Rogers: -- it's not really --

Daniel Cardenas: -- opportunistic --

John Rogers: At this price, it's not that opportunistic.

Chuck Sulerzyski: Yes.

Daniel Cardenas: Okay, perfect. All right. Great. That's all I have for right now. Thanks, guys.

Operator: At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. Thank you. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.

Thanks for your time and have a good day.

Operator: And thank you, sir. This concludes today's conference. You may now disconnect your lines and have a wonderful day.